Exhibit 99.1

RENASANT CORPORATION

Via E-Mail

To:	Executive Officers and Directors of Renasant Corporation

From:	Renasant Corporation

Date:	May 8, 2007

Re:	Notice of Blackout Period

Management has determined that, in order to comply with certain regulatory issues, it is necessary to impose a “blackout period” on participants in the Renasant Bank 401(k) plan (the “401(k) plan”) with respect to transactions in shares of the company’s common stock held in the 401(k) plan. Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, executive officers and directors of Renasant Corporation (“Renasant”) are generally prohibited from engaging in transactions involving Renasant equity securities (including options and other derivatives based on Renasant stock) while 401(k) plan participants are subject to this blackout period. On May 8, 2007, Renasant notified 401(k) plan participants of the blackout period. A copy of that notice is attached.

1. Duration of the Blackout Period. The blackout period started on May 8, 2007, and is expected to end at the close of business on May 11, 2007. We have the right to extend the blackout period if we determine that under applicable federal law and regulations it is necessary to further suspend trading of the company stock by 401(k) plan participants. We will notify you if we extend the blackout period.

2. Prohibited Transactions. During the blackout period, you are generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of Renasant including purchasing shares in Renasant’s public offering (see section 3 below). Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family and your household and any individuals or entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).

There are limited exemptions to the blackout trading prohibition. For example, purchases and sales under 10b5-1(c) trading plans are permitted (so long as you do not make or modify your election during the blackout period or when you are aware of the dates of the blackout). Other exemptions include (but are not limited to) regular, periodic investment of dividends under Renasant’s dividend reinvestment plan, and bona fide gifts or transfers by will or the laws of descent and distribution.

3. Securities Covered by Blackout. The blackout trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock award), as a direct or indirect inducement to employment as an executive officer or upon joining the Board of Directors.

Securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed before you were an executive officer) are not covered. If you hold both covered shares and non-covered shares, however, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Renasant equity and derivative securities during the blackout period.

4. Penalties. If you (or any related person covered by the blackout period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by Renasant or one of its shareholders. You are also subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH RENASANT ANY TRANSACTIONS IN RENASANT SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:

Renasant Corporation

Stuart R. Johnson

StuartJ@renasant.com

(662) 680-1450

RENASANT BANK 401(K) PLAN

Via E-Mail

To:	All Participants

From:	Plan Administrator

Date:	May 8, 2007

Re:	Restrictions on Trading in Company Stock

This notice includes important information about your investment in company stock through the Renasant Bank 401(k) Plan (the “plan”). Please read this information carefully and retain it in your files.

1. Blackout Period. Due to certain regulatory issues, the plan is placing an immediate blackout on certain transactions in company stock through the plan. The blackout began this morning and will last through the close of business on Friday, May 11. The blackout period may be extended if necessary. We will notify you if we extend the blackout period.

2. Effect of Blackout Period. During the blackout period, you may not purchase company stock through the plan. The blackout period does not apply to:

•	Sales of company stock, as well purchase or sales of other securities; and

•	Regular investment of your April 30 contributions to the plan in accordance with your prior investment elections.

You may also obtain a loan or receive a distribution from the plan. Thus, you may continue to diversify your account balance (with the limited exception on the purchase of employer securities) during the blackout period.

Any instruction for the purchase of company stock pending when the blackout period began will be suspended until the end of the blackout period. If you wish to provide instructions to purchase employer securities, you must wait until the end of the blackout period to do so.

3. Additional Information. Federal law generally requires that this notice be furnished to you not less than 30 days before any of your rights with respect to your interest in the plan are suspended; however, in this instance, in order to comply with regulatory requirements, the plan was unable to provide you with 30 days’ notice.

If you have any questions about this notice or your rights during the blackout period or otherwise, please contact:

Renasant Bank

Cathy Fitzpatrick

209 Troy Street

Tupelo, Mississippi 38804

(662) 680-1207